Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-116398 and 333-119362 on Form S-8 of our report dated June 25, 2007, relating to the financial statements of the CB Richard Ellis 401(k) Plan, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of FASB Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans), appearing in this Annual Report on Form 11-K of the CB Richard Ellis 401(k) Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
June 25, 2007